Exhibit 10.2

FIRST AMENDMENT TO

REVOLVING CREDIT AGREEMENT

This FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT (this “Amendment”), dated as of July 31, 2019, is entered into by and among GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT II LLC, a Delaware limited liability company (“Borrower”), MUFG UNION BANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and the Letter of Credit Issuer, and the Lenders.

RECITALS

WHEREAS, the parties hereto have entered into that certain Revolving Credit Agreement dated as of May 7, 2019 (as may be amended, the “Credit Agreement”);

WHEREAS, the Borrower has requested an increase to the Maximum Commitment and certain related changes to the Credit Agreement;

WHEREAS, Western Alliance Bank (“Joining Lender”) is hereby joined to the Credit Agreement as a Subsequent Lender and a Lender;

WHEREAS, Borrower, the Administrative Agent, and the Lenders have agreed, upon the following terms and conditions, to amend the Credit Agreement as provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and in the Credit Agreement, the parties hereto agree as follows:

1. Definitions. All capitalized terms not otherwise defined herein are used as defined in the Credit Agreement.

2. Changes to the Credit Agreement. Effective as of the Amendment Effective Date:

2.1 The following defined terms in Section 1.01 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

“Included Investor” means an Institutional Investor (and the approved portion of its Capital Commitments): (a)(i) that is a Rated Investor that has (or that has a Credit Provider that has) met the Applicable Requirement for an Included Investor as reasonably determined by Administrative Agent, and at the request of Borrower has been approved in writing as an Included Investor by Administrative Agent; or (ii) that is a Non-Rated Investor that does not meet the Applicable Requirement but at the request of Borrower has been designated by Administrative Agent and all Lenders (each in its sole discretion) as an Included Investor based on such Investor’s financial strength, and (b) that has delivered to Administrative Agent the information and documents, as applicable, described in Section 6.01(l) or, with respect to a Replacement Action, described in Section 9.05(d)(i), and, each as evidenced in a writing executed by Administrative Agent; provided (x) that once an Institutional Investor has been approved as an Included Investor as set forth above, such approval may not be withdrawn after the effective date except as provided below in clause (y) of this definition; and (y) that a Defaulting Investor shall no longer be an Included Investor until such time as all Exclusion Events affecting such Investor have been cured to the reasonable satisfaction of Administrative Agent as indicated by Administrative Agent’s prompt consent (not to be unreasonably withheld conditioned or delayed) upon notification thereof to Borrowers.

“Required Lenders” means, at any time, Lenders having a Principal Obligation and unused Commitments representing at least 50.1% of the sum of the total Principal Obligation and unused Commitments at such time; provided that in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the pro-rata shares of the aggregate Principal Obligation and unused Commitments of Lenders shall be redetermined for voting purposes only, to exclude the pro-rata shares of the aggregate Principal Obligation and unused Commitments of such Defaulting Lenders; provided further that, the amount of any participation in any Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender will be deemed to be held by the Lender that is Letter of Credit Issuer in making such determination; provided further that at all times when two or more non-affiliated Lenders (other than Defaulting Lenders) are party to this Credit Agreement, the term “Required Lenders” shall in no event mean fewer than two non-affiliated Lenders.

2.2 The second clause (y) of Section 2.14(a)(ii) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Obligations owed to, all Non-Defaulting Lenders on a pro-rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations are held by the Lenders pro rata in accordance with the Applicable Percentages hereunder without giving effect to Section 2.17(a)(iv) that Defaulting Lender.

2.3 Section 2.14(a)(iii)(A) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(A) A Defaulting Lender (x) is not entitled to receive any Unused Commitment Fee payable under Section 2.10 for any period during which that Lender is a Defaulting Lender (and the Borrower Parties will not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender unless otherwise provided for herein); and (y) is limited in its right to receive Letter of Credit Fees as provided in Section 2.12.

2.4 Section 2.17 of the Credit Agreement is hereby amended to add a new paragraph (c) in appropriate alphabetical order to read as follows:

(c) On any date the credit facility is increased pursuant to any Facility Increase Request (whether pursuant to a Subsequent Lender joining the credit facility or an Increasing Lender increasing its Commitment), the Administrative Agent will reallocate the outstanding Loans and participations in Letters of Credit hereunder (including any Loans made by any Subsequent Lender or Increasing Lender pursuant to this Section 2.17) such that, after giving effect thereto, the ratio of each Lender’s (including each Subsequent Lender’s and/or each Increasing Lender’s) share of outstanding Loans and participations in Letters of Credit to its share of Commitments is the same as that of each other Lender. For the avoidance of doubt, such reallocation may require the reallocation of Loans from a Subsequent Lender or Increasing Lender. In connection with any such reallocation of the outstanding Loans, the (i) Administrative Agent will give advance notice sufficient to comply with the applicable timing period in Section 2.04 to each Lender which is required to fund any amount or receive any partial repayment in connection therewith and (ii) applicable Lender or Lenders will fund such amounts up to their respective shares of the Loans being reallocated and the Administrative Agent shall remit to any applicable Lenders its applicable portion of such funded amount if necessary to give effect to the reallocation of such Loans.

2.5 Section 12.01(b) of the Credit Agreement is hereby amended to delete “and” in clause (ii) therein and insert new clauses (iii), (iv) and (v) in appropriate numerical order to read as follows:

(iii) amend the definition of “Borrowing Base” or (for purposes of such definition) any of the related defined terms;

(iv) amend the definition of “Exclusion Event” or (for purposes of such definition) any of the related defined terms; or

(v) amend the definition of “Included Investor”, “Designated Investor”, “PWM Investor” or (for purposes of such definition) any of the related defined terms; and

2.6 Section 12.01(c) of the Credit Agreement is hereby amended to delete “or” in clause (iv) therein, replace “and” with “or” in clause (v) therein and insert a new clause (vi) in appropriate numerical order to read as follows:

(vi) amend the definition of “Required Lenders”; and

2.7 Section 12.01(d) of the Credit Agreement is hereby deleted.

2.8 The third hanging paragraph immediately following Section 12.01 of the Credit Agreement is hereby deleted.

2.9 Schedule 1.01 of the Credit Agreement is hereby amended and restated to read as set forth in Schedule 1.01 attached hereto.

3. Joinder of Joining Lenders. Joining Lender hereby agrees with the Borrower, Administrative Agent, and the Lenders as follows:

3.1 Joining Lender hereby acknowledges, agrees and confirms that, by its execution of this Amendment, it will be deemed to be a party to the Credit Agreement and a Lender for all purposes of the Credit Agreement and the other Loan Documents, and shall have all of the obligations of a Lender thereunder as if it had executed the Credit Agreement and the other Loan Documents. Joining Lender hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Loan Documents applicable to a Lender. The Commitment of each Lender, including Joining Lender, shall be the amount set forth opposite such Lender’s name on Schedule 1.01 hereto which shall replace Schedule 1.01 to the Credit Agreement.

3.2 Joining Lender: (a) confirms that it has received a copy of the Credit Agreement and the other Loan Documents (except for copies of other Lenders’ Assignment and Assumptions which are available to the Joining Lender upon request), together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment; (b) confirms that all approvals and authorizations required to permit the execution, delivery, performance and consummation of this Amendment, and the performance by Joining Lender as a Lender under the Credit Agreement, have been obtained; (c) confirms that it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement); (d) agrees that it will, independently and without reliance upon Administrative Agent or any other Lender or Borrower Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other Loan Document; (e) appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement and the other Loan Documents as are delegated to Administrative Agent by the terms thereof together with such powers and discretion as are reasonably incidental thereto; (f) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (g) confirms that it has previously delivered to Administrative Agent and the Borrower Parties duly completed and executed copies of any documentation required to be delivered by it pursuant to Section 4.01(e) of the Credit Agreement.

3.3 As of the Amendment Effective Date, Joining Lender shall be a party to the Credit Agreement and the other Loan Documents and, to the extent provided in this Amendment, shall have the rights and obligations of a Lender thereunder.

3.4 Joining Lender represents and warrants that, upon the Amendment Effective Date, each of the Credit Agreement and the Loan Documents constitutes Joining Lender’s duly authorized, legal, valid, binding and enforceable obligation.

3.5 From and after the Amendment Effective Date, Administrative Agent shall, to the extent received from the Borrower Parties, make all payments under the Credit Agreement in respect of the interest of Joining Lender acquired pursuant to this Amendment (including, without limitation, all payments of principal and interest with respect thereto) to Joining Lender as a Lender under the Credit Agreement.

3.6 Any notice, demand, request or other communication to be delivered to Joining Lender under or with respect to the Credit Agreement or any other Loan Document shall be delivered in accordance with Section 12.07 of the Credit Agreement. Joining Lender agrees that Administrative Agent may rely on Joining Lender’s address, facsimile number, telephone number, and the name of a contact person, all as set forth in its Administrative Questionnaire delivered in connection with the Credit Agreement, until Joining Lender provides Administrative Agent with a written notice in accordance with Section 12.07 of the Credit Agreement designating a different address, facsimile number, telephone number or contact person.

4. Effectiveness. This Amendment shall become effective subject to Administrative Agent’s receipt or waiver of the following (such date, the “Amendment Effective Date”):

4.1 Amendment. This Amendment, duly executed and delivered by Borrower, the Lenders, Joining Lender and the Administrative Agent;

4.2 Notes. If requested, a Note made payable to Joining Lender, duly executed and delivered by Borrower;

4.3 Reliance Letters; Opinions of Counsel. A reliance letter with respect to the favorable opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, counsel to Borrower, dated as of the Closing Date, in a form reasonably acceptable to Administrative Agent. Borrower hereby requests that such counsel deliver such reliance letter to Administrative Agent and Joining Lender; and

4.4 Fees. Payment by Borrower of the Facility Increase Fee and all other reasonable and documented fees and expenses of the Administrative Agent in connection with this Amendment and the transactions contemplated hereby, including without limitation the reasonable and documented fees and disbursements through the Amendment Effective Date of the Administrative Agent’s special counsel, Haynes and Boone, LLP.

5. Miscellaneous.

5.1 Loan Document. This Amendment is a Loan Document and all references to a “Loan Document” in the Credit Agreement and the other Loan Documents (including, without limitation, all such references in the representations and warranties in the Credit Agreement and the other Loan Documents) shall be deemed to include this Amendment.

5.2 References to the Credit Agreement. Upon the effectiveness of this Amendment, (a) each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to the Credit Agreement as amended hereby, and (b) each reference to the Credit Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Credit Agreement shall mean and be a reference to the Credit Agreement as amended hereby.

5.3 Representations and Warranties. Borrower hereby represents and warrants that (a) this Amendment is the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, (b) no Event of Default or Default has occurred and is continuing and (c) the representations and warranties set forth in the Credit Agreement and in the other Loan Documents are true and correct in all material respects on and as of the Amendment Effective Date with the same force and effect as if made on and as of the Amendment Effective Date (except to the extent that any such representation or warranty expressly relates to an earlier date, in which case, such representation or warranty was true and correct in all material respects as of such earlier date).

5.4 Reaffirmation of Covenants, Representations and Warranties. Borrower (a) affirms all of its obligations under the Loan Documents and (b) agrees that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge such party’s obligations under the Loan Documents.

5.5 Reaffirmation of Security Interests. Borrower (a) affirms that each of the Liens granted in or pursuant to the Loan Documents are valid and subsisting, and (b) agrees that this Amendment shall in no manner impair or otherwise adversely affect any of the Liens granted in or pursuant to the Loan Documents.

5.6 No Other Changes. Except as specifically amended or waived by this Amendment, the Credit Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

5.7 No Other Waivers. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under the Credit Agreement or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein, except as specifically set forth herein.

5.8 Governing Law. This Amendment, and any claim, controversy or dispute arising under or related to or in connection therewith, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties hereunder shall be governed by the laws of the State of New York without regard to any conflicts of law principles other than Section 5-1401 of the New York General Obligations Law.

5.9 Jurisdiction. Section 12.09 of the Credit Agreement is hereby incorporated into this Amendment by reference, mutatis mutandis.

5.10 Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns as provided in the Credit Agreement.

5.11 Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Amendment.

5.12 Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Amendment.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

BORROWER:

GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT II LLC

By:	/s/ Jonathan Lamm
Name: Jonathan Lamm
Title: Chief Financial Officer and Treasurer

Signature Page to

First Amendment to Revolving Credit Agreement

ADMINISTRATIVE AGENT:

MUFG UNION BANK, N.A., as Administrative Agent and the Letter of Credit Issuer

By:	/s/ Grace Kobayashi
Name: Grace Kobayashi
Title: Vice President

Signature Page to

First Amendment to Revolving Credit Agreement

LENDERS:

MUFG UNION BANK, N.A., as a Lender

By:	/s/ Grace Kobayashi
Name: Grace Kobayashi
Title: Vice President

Signature Page to

First Amendment to Revolving Credit Agreement

PEOPLE’S UNITED BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Michael D. Sinclair
Name: Michael D. Sinclair
Title: SVP & Head of Fund Banking

Signature Page to

First Amendment to Revolving Credit Agreement

JOINING LENDER:

WESTERN ALLIANCE BANK, as a Lender

By:	/s/ Guy Simpson
Name: Guy Simpson
Title: Regional President

Address:

Western Alliance Bank
Attn: Elvino Borba 55 Almaden Blvd, Suite 100
San Jose, CA 95113

Signature Page to

First Amendment to Revolving Credit Agreement

Schedule 1.01

LENDER COMMITMENTS

Lender	Commitments of Lender	Applicable Percentage
MUFG Union Bank, N.A.	$125,000,000	45.454545455%
People’s United Bank National Association	$50,000,000	18.181818182%
Western Alliance Bank	$100,000,000	36.363636364%

TOTAL	$275,000,000	100%

Schedule 1.01